Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2011, with respect to the consolidated financial statements and schedule of Global Crossing Limited incorporated by reference in the Form 8-K/A of Level 3 Communications, Inc. to be filed with the Securities and Exchange Commission on September 1, 2011, and to the incorporation by reference in the Registration Statements of Level 3 Communications, Inc. (Form  S-8 No.’s 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, and 333-115751, Form S-3 No.’s 333-153644, 333-154976, 333-156709, 333-160493, and 333-162854, and Form S-4 No. 333-174354).

/s/ Ernst & Young LLP

Iselin, New Jersey
August 30, 2011